Exhibit 5.1

ADVOCATEN ● NOTARISSEN ● BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, March 31, 2017. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to Playa in connection with the Transactions and are now acting as legal counsel as to Netherlands law to the Company as Playa’s legal successor.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon drafts or pdf copies, as the case may be, of the Reviewed Documents and we have assumed that, to the extent relevant, the Reviewed Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with, and has been or shall be declared effective by, the SEC in the form of the draft thereof as reviewed by us for purposes of this opinion letter;

c.	the Deed of Incorporation and the Deed of Conversion are valid notarial deeds;

d.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the Resolution and (ii) the Current Articles are the Articles of Association as they will be in force at each Relevant Moment;

e.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the execution of the Deed of Conversion), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments

(surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.	none of the holders of Warrants has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the execution of the Deed of Conversion), (iv) deceased, (v) had its assets placed under administration (onder bewind gesteld), (vi) been declared bankrupt (failliet verklaard), (vii) been granted a suspension of payments (surseance van betaling verleend), or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in their power to dispose of its assets;

g.	(i) the Warrants have been validly accepted and exercised in accordance with the terms of such Warrants under the respective Warrant Agreements, (ii) immediately prior to an issuance of Warrant Shares, the relevant Warrants to acquire such Warrant Shares were in full force and effect as valid rights to subscribe for shares (recht tot het nemen van aandelen), (iii) the number of Holdco Founder Warrants (as defined in the Transaction Agreement) and the number of Company Earnout Warrants (as defined in the Transaction Agreements) which were issued pursuant to the Resolution as part of the Company Merger Consideration (as defined in the Transaction Agreement) are equal to the numbers shown in Exhibit K to the Transaction Agreement as “Founder Warrants” and “Earnout Warrants”, respectively, allocated to (the former shareholders of) Playa and (iv) if Warrants are exercised through a “cashless exercise” as defined in the respective Warrant Agreements or if the exercise price for Warrants is decreased to an amount below the nominal value of the underlying Warrant Shares, the aggregate nominal amount of the Warrant Shares issuable upon the exercise of such Warrants shall have been validly charged against the Company’s distributable reserves at the Relevant Moment in satisfaction of the obligation to pay up such Warrant Shares;

h.	the resolutions recorded in the Resolution are in full force and effect, the factual statements made and the confirmations given in the Resolution are complete and correct and the Resolution correctly reflects the resolutions recorded therein;

i.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing; and

j.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Warrant Shares

2.	Subject to receipt by the Company of payment in full for the Warrant Shares as provided for by the terms of the respective Warrant Agreements, and when issued and accepted in accordance with the tems of the respective Warrant Agreements, the Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in them.

C.	The opinions expressed in this opinion letter may be limited or affected by:

	a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

	b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

	c.	claims based on tort (onrechtmatige daad);

	d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

	e.	the Anti-Boycott Regulation and related legislation; and

	f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

D.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

E.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten), as they may read from time to time.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	Playa Hotels & Resorts N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 67450628.

“Current Articles”	The Articles of Association as they read immediately following the execution of the Deed of Merger.

“Deed of Conversion”	The deed of conversion of the Company’s legal form and amendment to the Articles of Association, dated March 10, 2017.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated December 9, 2016.

“Deed of Merger”	The deed of merger between the Company, as surviving company, and Playa, as disappearing company, dated March 11, 2017.

“Exhibit”	An exhibit to this opinion letter.

“Extract”	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

“General Meeting”	The Company’s general meeting of shareholders.

“Insolvency Registers”

i.       The online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.      the bankruptcy clerk’s office of the relevant court.

“NautaDutilh”	NautaDutilh N.V.

“Playa”	Playa Hotels & Resorts B.V., formerly a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), formerly registered with the Commercial Register under number 57593590.

“Registration Statement”	The registration statement on Form S-1 filed or to be filed with the SEC on or about the date of this opinion letter in connection with, inter alia, the registration of Shares issuable upon the exercise of Warrants.

“Relevant Moment”	Each time when Warrant Shares are issued pursuant to the exercise of one or more Warrants.

“Resolution”	The resolution passed by the General Meeting and dated March 10, 2017.

“Reviewed Documents”	The documents listed in Exhibit B.

“SEC”	The United States Securities and Exchange Commission.

“Shares”	Ordinary shares in the Company’s capital, having a nominal value of EUR 0.10 each.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Transaction Agreement”	That certain transaction agreement dated December 13, 2016, entered into between the Playa, the Company, Pace Holdings Corp., and New PACE Holdings Corp., as amended.

“Transactions”	the transactions contemplated by the Transaction Agreement.

“Warrant Agreements”	Each of the following agreements:

	i.	that certain warrant agreement dated March 10, 2017, entered into between the Company, Computershare, Inc. and Computershare Trust Company, N.A. relating to 22,000,000 Holdco Founder Warrants (as defined in the Transaction Agreement);

	ii.	that certain company founder warrants agreement dated March 10, 2017, entered into between the Company and TPG Pace Sponsor, LLC relating to 14,666,667 Holdco Founder Warrants (as defined in the Transaction Agreement);

	iii.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and Mr. B.D. Wardinski relating to 254,660 Holdco Founder Warrants (as defined in the Transaction Agreement);

	iv.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and Playa Four Pack, L.L.C. relating to 262,985 Holdco Founder Warrants (as defined in the Transaction Agreement);

	v.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and Cabana Investors B.V. relating to 4,119,523 Holdco Founder Warrants (as defined in the Transaction Agreement);

vi.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and QCF (A) LLC relating to 89,687 Holdco Founder Warrants (as defined in the Transaction Agreement);

vii.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and HI Holdings Playa B.V. relating to 867,672 Holdco Founder Warrants (as defined in the Transaction Agreement);

viii.	that certain company founder warrants agreement, dated March 11, 2017, entered into between the Company and PHR Investments S.à r.l. relating to 89,687 Holdco Founder Warrants (as defined in the Transaction Agreement)

ix.	that certain sponsor earnout warrants agreement dated March 10, 2017, entered into between the Company and TPG Pace Sponsor, LLC relating to 2,000,000 Parent Holdco Earnout Warrants (as defined in the Transaction Agreement);

x.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Mr. B.D. Wardinski relating to 34,726 Company Earnout Warrants (as defined in the Transaction Agreement);

xi.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Playa Four Pack, L.L.C. relating to 35,862 Company Earnout Warrants (as defined in the Transaction Agreement);

	xii.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Cabana Investors B.V. relating to 561,753 Company Earnout Warrants (as defined in the Transaction Agreement);

	xiii.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and QCF (A) LLC relating to 12,230 Company Earnout Warrants (as defined in the Transaction Agreement);

	xiv.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and HI Holdings Playa B.V. relating to 237,110 Company Earnout Warrants (as defined in the Transaction Agreement); and

	xv.	that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and PHR Investments S.à r.l. relating to 118,319 Company Earnout Warrants (as defined in the Transaction Agreement).

“Warrant Shares”	Up to 25,333,333 Shares issuable upon the exercise of Warrants.

“Warrants”	The rights to subscribe for Shares in the form of warrants which have been granted pursuant to the Resolution, to the extent that they are governed by the respective Warrant Agreements.

EXHIBIT B

LIST OF REVIEWED DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion;

3.	the Deed of Merger;

4.	the Current Articles;

5.	the Extract;

6.	the Resolution;

7.	the Transaction Agreement;

8.	the Warrant Agreements; and

9.	the Registration Statement.